Exhibit 99.1

    Ingles Markets, Incorporated Reports Fourth Quarter and Year-End Results

    ASHEVILLE, N.C., Dec. 8 /PRNewswire-FirstCall/ -- Ingles Markets, Incorporated (Nasdaq: IMKTA) today reported a 15% increase in net income for fiscal year 2003 over fiscal year 2002. Net income was $17.0 million
($0.74 per diluted share) for the year ended September 27, 2003, compared to $14.7 million ($0.64 per diluted share) for the year ended September 28, 2002. Net income for the fourth quarter of 2003 was $8.4 million ($0.37 per diluted share) compared to $3.8 million ($0.16 per diluted share) for the 2002 fourth quarter.
    Net sales for the fourth quarter of 2003 increased 3.7% over the fourth quarter of 2002 while comparable store sales increased 2.1% for the same period. For the year, net sales increased 1.6% with comparable store sales growth of 0.8%. During fiscal 2003, Ingles opened four new stores, replaced one store, completed major remodel/expansions of three stores, completed minor remodels of three stores and closed four older stores. Capital expenditures totaled $75.9 million for fiscal 2003.
    As a percentage of sales, gross profit was 26.3% for the 2003 fourth quarter and 27.0% for the 2002 fourth quarter, however gross profit dollars increased 0.9% for the same period. For the year, gross profit dollars remained virtually unchanged. However, the adoption of a new accounting pronouncement, EITF 02-16, Accounting by a Customer for Certain Consideration Received from a Vendor, resulted in a $2.6 million non-cash charge to gross profit for fiscal year 2003.
    Operating expenses increased 3.3% for the fourth quarter of 2003 over the same quarter last year, but declined slightly as a percentage of sales from 23.9% in 2002 to 23.8% in 2003. For the year, operating expenses increased slightly as a percentage of sales from 23.4% in fiscal 2002 to 23.5% in fiscal 2003.
    Other income for the fourth quarter of 2003 included an $11.7 million pre-tax gain from the sale of a shopping center.
    Interest expense for the fourth quarter of fiscal 2003 increased
$0.9 million over the 2002 fourth quarter due primarily to the issuance in May 2003 of an additional $100 million of the existing 8.875% Senior Unsecured Subordinated Notes (the "Notes"), for a total of $349.8 million. For the year, interest expense declined $0.5 million.
    Commenting on the results, Robert P. Ingle, chairman and chief executive officer, said, "This year we celebrated our fortieth year in business. We have achieved sales growth every year since we have been in business and this year was no exception. Sales growth was strong in the second half of the year after a slower start in the first half of the year. A rebounding economy combined with aggressive promotional activity drove our sales growth. Our focus on fueling sales growth resulted in a decline in gross margin percentage in the fourth quarter, however, gross margin dollars improved.
    "We were pleased that operating expenses decreased as a percentage of sales in the fourth quarter. We achieved reductions in advertising expense by revamping our advertising program and eliminating the less effective promotions. We reduced repair costs by renegotiating agreements with service providers. Partially offsetting these savings, payroll as a percentage of sales increased as we emphasized front-end customer service in preparation for the launch of the Ingles Advantage Savings and Reward Card.
    "The gain on the sale of the shopping center in the fourth quarter demonstrated the value of the underlying real estate of our company. We felt that the timing was right to obtain the most value from the property. The shopping center did not contain an Ingles store. Although the effect of this transaction will decrease net rental income approximately $1.2 million in fiscal 2004, we plan to use the proceeds from this transaction to help fund capital expenditures in 2004.
    "As a result of the shopping center sale and the $100 million addition to the Notes, our cash balance at year end is approximately $65 million more than our normal required operating cash balance. We will use this liquidity to fund current maturities of existing debt and for 2004 capital expenditures. Our capital expenditure plans for fiscal 2004 include investments of approximately $70 million, including one new store, three major remodel/expansions and two minor remodels to be completed in fiscal 2004. Capital expenditure plans also include investments in stores to open in fiscal 2005 and sites for future stores."

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2002 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com .


                         INGLES MARKETS, INCORPORATED
                 (Amounts in thousands except per share data)

                        Unaudited Financial Highlights

                                 Quarter Ended            Year Ended
                             Sept. 27,   Sept. 28,   Sept. 27,   Sept. 28,
                               2003        2002        2003        2002

    Net sales                 $502,963    $484,910  $1,991,093  $1,960,462
    Gross profit               132,272     131,042     520,631     520,726
    Operating and
     administrative expenses   119,739     115,942     467,098     459,282
    Rental income, net           1,716       1,938       8,246       9,037
    Income from operations      14,249      17,038      61,779      70,481
    Other income, net           12,991       1,510      16,946       5,054
    Income before interest
     and income taxes           27,240      18,548      78,725      75,535
    Interest expense            13,850      12,996      51,931      52,452
    Income taxes                 4,962       1,800       9,800       8,350
    Net income                  $8,428      $3,752     $16,994     $14,733

    Basic earnings per
     common share                $0.37       $0.16       $0.74       $0.65
    Diluted earnings per
     common share                $0.37       $0.16       $0.74       $0.64

    Additional selected information:
    Depreciation and
     amortization expense      $13,548     $12,240     $51,731     $48,312
    Rent expense               $10,467     $10,390     $43,186     $40,810


               Condensed Consolidated Balance Sheets (Unaudited)

                                                     Sept. 27,   Sept. 28,
                                                       2003        2002

    ASSETS
      Current assets                                  $315,065    $277,829
      Property and equipment-net                       740,834     723,220
      Other assets                                      15,760      13,342
    TOTAL ASSETS                                    $1,071,659  $1,014,391

    LIABILITIES AND STOCKHOLDERS' EQUITY

      Short-term loans and current maturities
       of long-term debt                               $38,032     $47,307
      Accounts payable, accrued expenses and
       current portion of other long-term
       liabilities                                     144,588     139,123
      Deferred income taxes                             40,615      36,915
      Long-term debt                                   602,932     549,324
      Other long-term liabilities                        1,929       3,163
        Total Liabilities                              828,096     775,832
      Stockholders' equity                             243,563     238,559
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $1,071,659  $1,014,391

SOURCE  Ingles Markets, Incorporated
    -0-                             12/08/2003
    /CONTACT: Brenda S. Tudor, Vice President-Finance and Chief Financial Officer of Ingles Markets, Incorporated, +1-828-669-2941, ext. 223/
    /Web site:  http://www.ingles-markets.com/
    (IMKTA)

CO:  Ingles Markets, Incorporated
ST:  North Carolina
IN:  FOD REA SUP
SU:  ERN